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Exhibit 11.1 - Statement Regarding Computation of Per share Earnings
(Unaudited)
(in thousands except per share data)

                                  Three Months Ended      Three Months Ended       Six Months Ended       Six Months Ended
                                    March 31, 2000          March 31, 1999         March 31, 2000         March 31, 1999
                                    ---------------         ---------------        ---------------        --------------
Basic
  Average Common Shares
  outstanding                              4,560                   4,507                 4,538              4,501
Net income (loss) available to
  Common shareholders                   $   (427)              $     200           $      (799)           $   194

Per share amount                        $   (.09)              $     .04           $      (.18)           $   .04
Diluted
     Average Common Shares
     outstanding                           4,560                   4,507                 4,538              4,501
     Net effect of dilutive stock
     options based on the
     Treasury stock method
     using the average market price
                                               0                     189                     0                161

Total                                      4,560                   4,696                 4,538              4,662
Net income (loss) available to          $   (427)              $     200           $      (799)           $   194
  Common shareholders

Per share amount                        $   (.09)              $     .04           $      (.18)           $   .04

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